Exhibit 10.16
AMENDED AND RESTATED
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
     This AMENDED AND RESTATED CHANGE OF CONTROL AND SEVERANCE AGREEMENT by and between Nashua Corporation, a Massachusetts corporation (the “Company”) and Todd McKeown (the “Executive”), is dated as of the 23rd day of December, 2008.
RECITALS
     WHEREAS, the Board of Directors of the Company (the “Board”), had previously determined that it was in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company or other reasons of uncertainty;
     WHEREAS, the Board believed it was imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and business concerns and to encourage the Executive’s full attention and dedication to the Company;
     WHEREAS, in furtherance of the foregoing, the Company and the Executive entered into a Change of Control and Severance Agreement, dated as of September 1, 2006 (the “Original Agreement”); and
     WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement to provide for certain revisions required by or advisable pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
     NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree that the Original Agreement is amended and restated in its entirety as follows:
     1. Certain Definitions.
          (a) The “Effective Date” shall be the first date during the “Change of Control Period” (as defined in Section l(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

          (b) The “Change of Control Period” is the period commencing on the date hereof and ending on the third anniversary of such date; provided, however, that commencing on such third anniversary, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
          (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Person”) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, or (z) Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Advisers, Inc., MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Marc J. Gabelli and/or Mario J. Gabelli and/or any affiliate of any of the foregoing, in the case of each of such clauses (x), (y) and (z), shall not constitute a Change of Control; or
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
          (c) Consummation by the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding

Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or
          (d) (i) a complete liquidation or dissolution of the Company or of (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.
     3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the first anniversary of such date (the “Employment Period”).
     4. Terms of Employment.
          (a) Position and Duties.
               (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
               (ii) During the Employment Period, the Executive agrees to devote his reasonable full time and attention during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) serve on corporate boards or committees other than the Company’s to the extent approved by the Company’s Board, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this

Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
          (b) Compensation.
               (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the current monthly base salary being paid to the Executive by the Company and its affiliated companies as of the date of this Agreement. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and may be increased at any time and from time to time in the sole discretion of the Board. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.
               (ii) Annual Bonus. In addition to Annual Base Salary, the Executive may be awarded, for each fiscal year beginning or ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash as determined by the Board of Directors, in its sole discretion. Each such Annual Bonus shall be paid no later than the end of the fiscal year following the fiscal year for which the Annual Bonus is awarded.
               (iii) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies.
               (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies.
               (v) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable documented expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies.

               (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect.
               (vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect.
     5. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 16(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness determined by a physician selected by the Company or its insurers and acceptable to the Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) the Executive’s continued documented failure to perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 60 days after written notice for substantial performance is received by the Executive from the Board which identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties, (ii) the Executive being convicted of a felony, or (iii) the Executive’s engagement in illegal conduct or gross misconduct injurious to the Company.
          (c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means one or more of the following conditions arising without the consent of the Executive, subject to the limitations set forth below:
               (i) A material diminution in the Executive’s position, authority, duties, or responsibilities;
               (ii) A material diminution in the Executive’s Annual Base Salary as in effect on the date of this Agreement or as the same was or may be increased thereafter from time to time;

               (iii) the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;
               (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
               (v) any failure by the Company to comply with and satisfy Section 15(c) of this Agreement.
Notwithstanding the foregoing, Good Reason shall not exist unless (a) the Executive provides notice to the Company of the existence of one or more of the above conditions within 90 days of the initial existence of the condition(s), (b) the Executive provides the Company a period of at least 30 days after the receipt of such notice during which the Company may remedy the condition(s), and (c) the Company fails to remedy such condition(s) within such period. Furthermore, Good Reason shall not exist unless the Executive terminates employment within one year following the initial existence of the condition(s).
          (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).
          (e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     6. Obligations of the Company upon Termination.
          (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the amounts described in paragraphs (i) and (ii) are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition to the Accrued Obligations, in the event (A) the Board subsequently approves the payment of an annual bonus to members of management for the fiscal year in which the Date of Termination occurred and (B) the Executive was employed at least one quarter of such fiscal year, then the Executive’s estate or beneficiary shall be entitled to receive an additional payment equal to the bonus that such Executive would have received for such fiscal year (as determined by the Board) multiplied by a fraction, the numerator of which is the number of days in such fiscal year for which the Executive was actually employed and the denominator is 365 days.
          (b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition to the Accrued Obligations, in the event (A) the Board subsequently approves the payment of an annual bonus to members of management for the fiscal year in which the Date of Termination occurred and (B) the Executive was employed at least one quarter of such fiscal year, then the Executive shall be entitled to receive an additional payment equal to the bonus that such Executive would have received for such fiscal year (as determined by the Board) multiplied by a fraction, the numerator of which is the number of days in such fiscal year for which the Executive was actually employed and the denominator is 365 days.
          (c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
          (d) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment during the Employment Period for Good Reason, the Company shall pay to the Executive in a lump sum in cash within 60 days after the Date of Termination, and subject to receiving an executed irrevocable Release as described in Section 12, the aggregate of the following amounts;
          A. all Accrued Obligations; and
          B. the product of (x) one (1) and (y) the sum of (i) Annual Base Salary and (ii) the Annual Bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year.
     In addition, for the remainder of the Employment Period (if the termination took place during the Employment Period under this Section 6), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section

4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.
     Notwithstanding the foregoing, if a Change of Control or other event shall have occurred before the Date of Termination that would result in the Executive becoming entitled to receive payments under this Agreement or any other arrangement that would be “parachute payments”, as defined in Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the Company shall not be obligated to make such payments to the Executive to the extent necessary to eliminate any “excess parachute payments” as defined in said Section 280G; provided, however, that if the Executive would be better off by at least $25,000 on an after-tax basis by receiving the full amount of the parachute payments as opposed to the cut back amount (notwithstanding a 20% excise tax) the Executive shall receive the full amount of the parachute payments.
     7. Severance Benefits. Notwithstanding anything contained in this Agreement to the contrary, if, before or after the Employment Period, the Executive’s employment is terminated by the Company for reason other than misconduct, the Company shall pay to the Executive one year’s salary continuation and continue medical and dental benefits during such continuation period.
     8. Payments Subject to Section 409A. Subject to the provisions in this Section 8, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:
     a. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
     b. If, as of the date of Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
     c. If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

          i. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
          ii. Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.
     d. The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph d, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
     e. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
     f. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The

Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.
     9. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.
     10. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (but only in the event the Executive is successful on the merits of such contest) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     11. Other Agreements. The parties agree that this Agreement supersedes and replaces any and all other agreements, policies, understandings or letters (including but not limited to employment agreements, severance agreements and job abolishment policies) between the parties related to the subject matter hereof.
     12. Release. Prior to receipt of the payment described in Sections 6(d) or 7, the Executive shall execute and deliver a Release to the Company as follows:
The Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under Title

VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., the Americans With Disabilities Act, 42 U.S.C. 12101 et seq., the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. 354-A:1 et seq. and similar state antidiscrimination laws, damages arising out of all employment discrimination claims, wrongful discharge claims or other common law claims and damages, provided, however, that nothing herein shall release the Company from Executive’s Stock Option Agreements or Restricted Stock Agreements.
     The Release shall also contain, at a minimum, the following language:
The Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Release and that the Company advised him to consult with an attorney of his own choosing prior to signing this Release. The Executive may revoke this Release for a period of seven (7) days after the execution of the Release and the Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.
     At the same time, the Company shall execute and deliver a Release to the Executive as follows:
The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims which it ever had or now has against the Executive, other than for intentional harmful acts.
     13. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     14. Arbitration. Any controversy or claim arising out of this Agreement shall be settled by binding arbitration in accordance with the commercial rules, policies and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court of law having jurisdiction thereof. Arbitration shall take place in Nashua, New Hampshire at a mutually convenient location.

     15. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     16. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Executive:
Todd McKeown
2408 Comstock Court
Naperville, Illinois 60564
          If to the Company:
Nashua Corporation
11 Trafalgar Square
Nashua, New Hampshire 03063
Attention: President
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Executive may have hereunder, including, without limitation, the right to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right thereof.
          (f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and, prior to the Effective Date, both the Executive’s employment and this Agreement may be terminated by either the Company or the Executive at any time. In the event that this Agreement is terminated by the Company prior to the Effective Date and the Executive remains employed by the Company, the Executive would be entitled to the same severance benefits as set forth in Section 7 of this Agreement.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

NASHUA CORPORATION		EXECUTIVE

By: Name:	/s/ Thomas G. Brooker ` Thomas G. Brooker	/s/ Todd McKeown Todd McKeown
Title:	President and Chief Executive Officer